EXHIBIT 10.1

Sale Agreement

between

Metal Sands Pty Ltd.

and

Metal Sands Australia Pty Ltd.

THIS AGREEMENT IS MADE BETWEEN:

METAL SANDS PTY LTD
ACN 094 423 551
(Vendor)

- AND -

METAL SANDS AUSTRALIA PTY LTD
ACN 115 975 856
(Purchaser)

SALE AGREEMENT

SMYTH & THOMAS
SOLICITORS

OFFICES AT:
10 Walker Ave
WEST PERTH WA 6005

Tel: (08) 9481 2522
Fax: (08) 9481 2523

CORRESPONDENCE:
PO Box 1059
WEST PERTH WA 6872

By this Agreement made on the date specified in Item 1, the party named and described in Item 2 as the **Vendor** agrees to sell to the party named and described in Item 3 as the **Purchaser** and the Purchaser agrees to purchase the **Tenements** described in Item 4, free of encumbrances except for any specified in Item 5, for the **Purchase Price** specified in Item 6 and otherwise upon the terms and conditions specified under the heading **Special Conditions**.

Item 1. **Date:**	April 2006
Item 2. **Vendor/s:**	Metal Sands Pty Ltd ACN 094 423 551
Item 3. **Purchaser/s:**	Metal Sands Australia Pty Ltd ACN 115 975 856
Item 4. **Tenements:**	**Tenements** means all: 1. the **Granted Tenements** (if any) specified in the Schedule; 2. **Tenement Applications** (if any) specified in the Schedule and, where the context permits, the expression Tenement Applications includes the tenements granted pursuant to such applications; 3. tenements granted pursuant to the Tenement Applications; 4. renewals of any of the above, modifications thereto, substitutions therefor, or additions thereto and all classes of and all interests of any nature in all classes of tenements, leases, licences, authorities and claims or other rights or privileges to mine or explore and all purposes related or apparitions to any of the foregoing; 5. rights and approvals granted by any Government and semi Government Authorities and/or by the owners or occupiers of land and all applications, extensions, remissions or renewals of any of the foregoing whether existing or prospective and whether formed or granted or created or existing pursuant to any relevant legislation or at common law or in equity, which may be granted to or on behalf of the Parties from time to time in respect of the area the subject of any of the Tenements as so far defined; 6. rights to mine and other privileges appurtenant to any of the above specified tenements and all ore and other mineral-bearing material, sand, slimes, tailings and residues of whatsoever nature located on and under such tenements; and 7. information, maps, plans, data, core samples, chips, and

	other matters and things of whatsoever nature and description derived from pertaining to or any way howsoever relating to the Tenements.
Item 5. **Encumbrances/ Disclosure:**	The Tenements are sold free of encumbrances subject, if applicable, to Special Condition 2. **Encumbrance** means any mortgage, lien, charge, encumbrance, tribute, overriding interest, adverse claim or interest, contract in relation to or option to purchase of any nature whatsoever.
Item 6. **Purchase Price:**	$1,000 payable on execution hereof in exchange for: 1. transfers of the Tenements duly executed by the Vendor as transferor and otherwise in registrable form save the name of the transferee shall be blank, the transferee shall not have executed the same and no stamp duty will have been paid thereon; 2. a copy of an agency agreement in the form annexed hereto duly executed by the Vendor. Both the Vendor and the Purchaser are wholly owned subsidiaries of American South West Holdings Inc. and hence this transaction does not effect any change in the ultimate beneficial ownership of the Tenements (that is, American South West Holdings Inc. is, and upon this Agreement being given fully effect, will remain the ultimate beneficial owner of the Tenements).

SPECIAL CONDITIONS

1. MINISTERIAL CONSENT

1.1. The provisions of this Agreement are subject to and conditional upon all registrations, approvals, and consents required by the Act to enable the Tenements to be dealt with in the manner contemplated by this Agreement such date as is nominated (if at all) from time to time by the Purchaser in writing either before or after the date but for this provision would have expired).

1.2. While this Agreement remains subject to the abovementioned condition the obligations of the parties as between themselves shall not be suspended except to the extent where performance of those obligations would be an illegal act or would result in the Tenement being withdrawn or surrendered.

1.3. In the event of the abovementioned condition not being satisfied by the latest date therefor this Agreement shall be void and of no further force or effect except that any payments made hereunder shall be reimbursed by the Vendor to the Purchaser.

2. ACKNOWLEDGMENT BY PURCHASER

2.1. The Vendor has made full, true, and plain disclosure of all material facts which:

2.1.1. would or might affect the decision of the Purchaser to acquire the Tenements;

2.1.2. is material to be known by a potential purchaser for value of the Tenements;

2.1.3. could reasonably be expected to be relevant to the decision of a potential purchaser of the Tenements to purchase the Tenements or to the terms of such purchaser.

3. VENDOR'S WARRANTIES

3.1. Subject to Item 5 but without limitation to Special Condition 2, the Vendor warrants and represents (to the intent that such warranties shall survive any payment made pursuant to this Agreement) that:

3.1.1. the Vendor is (as is applicable to the status of the Tenements as reflected in the Schedule) the sole registered and beneficial applicant for or owner of the Tenements;

3.1.2. except as referred to in Item 5, there are no mortgages, pledges, liens, charges, or encumbrances against or relating to the Tenements;

3.1.3. the Vendor has clear title to the Granted Tenements and, subject to the Act, has an absolute right to transfer the same to the Purchaser;

3.1.4. none of the Tenements is the subject of any agreement except as disclosed (if applicable) in Item 5;

3.1.5. the Vendor shall forthwith upon receipt thereof deliver to the Purchaser at its address the notices and other communications as herein elsewhere provided which may be received by the Vendor which in any way relate to any of the Tenements and shall render to the Purchaser forthwith upon the same coming to the notice of the Vendor all other information relevant to the Tenements;

3.1.6. for so long as legal title to the Tenements remains registered in the Vendor, the Vendor will hold the Tenements for the benefit of the Purchaser PROVIDED THAT the Purchaser shall reimburse the Vendor for all expenses incurred by the Vendor (with the approval of the Purchaser) in connection with complying with its obligations under this Special Condition 3.1.6; and

3.1.7. each of the Tenement Applications has been duly applied for in accordance with the relevant legislation and there is no reason to believe they will not be granted.

3.1.8. The Purchaser has satisfied itself in this regard and takes its interest hereunder subject to all native title and claims thereto.

4. INDEMNITY

4.1. The Vendor will at all times indemnify, hold harmless and defend the Purchaser from and against any and all loss including but not limited to legal costs and expenses or liability incurred by the Purchaser which arises out of or is caused by:

4.1.1. a breach by the Vendor of this Agreement or any warranty or any other agreement between the parties;

4.1.2. reason of any representation on the part of the Vendor set out in this Agreement proving to be untrue;

AND this indemnity is a continuing indemnity.

5. NOTICES

5.1. Any notice, demand or any other communication required to be given or made hereunder shall, unless otherwise expressly provided, be in writing and be deemed duly given or made if delivered or sent by prepaid registered first class mail, by facsimile or email to the addresses of the Parties as herein mentioned.

5.2. Either Party may change its address for the purpose of this Agreement by giving notice of such change of the other pursuant to the provisions of this clause.

5.3. Any notice, demand, or other communication sent by:

5.3.1. mail shall, subject to proof of mailing, be deemed to have been received by the party to whom it was sent on the fifth day following posting.

5.3.2. facsimile shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the date of despatch PROVIDED THAT the recipient's answerback code appears on the sender's copy of the facsimile communications;

5.3.3. email shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the date of despatch PROVIDED THAT if the recipient's mail settings permit the delivery of read receipts then a read receipt in respect of the same must be received by the sender from the recipient.

6. FURTHER ASSURANCES

The Vendor will execute all such documents and do all such acts and things as may from time to time be necessary or desirable to keep on foot and full force and effect the rights of the Vendor to the Tenements and to all such applications, leases, rights, licenses or privileges relating thereto.

7. GOVERNING LAW

This Agreement, its meaning and interpretation and the relationship of the Parties hereunder shall be governed by the laws of and the parties submit to the jurisdiction of the Courts in the State or Territory in which the Tenements are granted.

8. STAMP DUTY

8.1. If, in the opinion of the Purchaser, the stamp duty assessed on this Agreement is excessive this Agreement shall be void ab initio and of no effect PROVIDED THAT in such event the Vendor shall forthwith refund to the Purchaser all sums paid by the Purchaser to the Vendor (including but without limitation to the generality of the foregoing the Consideration) pursuant to this Agreement (but without interest) and otherwise each of the parties shall do such things as are necessary to restore their

respective positions to that which existed prior to them entering into this Agreement and the Purchaser's rights pursuant to this clause shall be preserved until the Purchaser has been so refunded, the parties respective rights have been so restored and the requirements of clause 8.2 have been satisfied.

8.2. The parties shall co-operate with one another to ensure that the requirements of the Stamp Duty Act with respect to cancelled instruments to the extent that they pertain to the cancellation of this Agreement pursuant to the preceding provision are satisfied to ensure that all amounts assessed or levied or charged in respect of this Agreement pursuant to the provisions of the Stamp Duty Act are refunded or credited (as the case may be).

9. INTERPRETATION

9.1. In this Agreement, a reference to **include** or **including** shall be construed as if, without limitation, appeared immediately thereafter.

9.2. Subject to any provision of this Agreement expressly providing to the contrary:

9.2.1. no provision of this Agreement shall be interpreted as limiting the generality of any other provision of this Agreement and no part of any provision shall be limited or restricted by reference to any other part of such provision or by reference to the whole or any part of any other provision;

9.2.2. each provision shall be a separate and independent provision and in no way limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other agreement.

9.3. Any Trust arising under this Agreement or any other agreement referred to in this Agreement, unless terminated at an earlier date, terminates on the 80th anniversary of the date of this Agreement.

10. ENTIRE AGREEMENT

This Agreement and the Agency Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and contain all the representations, warranties, covenants, and agreements of such parties. This Agreement and the Agency Agreement supersede all prior negotiations, contracts, arrangements, understandings, and agreements with respect to such subject matter. There are no representations, undertakings, covenants, or agreements between the parties express or implied except as are therein contained and the parties agree that any prior agreements relating to this same subject matter whether express or implied, oral or in writing, or in any contract collateral hereto are absolutely null, void and of no effect whatsoever.

11. SEVERANCE

11.1. For as long as:

11.1.1. any part of this Agreement is void, voidable, illegal, unenforceable, or contrary to or inconsistent with any applicable statute, rule or order of a court of competent jurisdiction; or

11.1.2. this Agreement would be void, voidable, illegal or unenforceable if that part be operative:

that part shall be deemed deleted from this Agreement, inoperative and of no force or effect (and such deeming shall not affect the continued operation of the rest of this Agreement) PROVIDED HOWEVER, in any such event, the parties shall meet and in good faith negotiate with a view to ensuring that the severance does not in any way derogate from or prejudice the commercial position of the affected party and to restore each of the parties to the same commercial position as would have applied but for such severance.

11.2. If on any date a part of this Agreement which has been deemed deleted and inoperative pursuant to Clause 1.1 ceases to be void, voidable, illegal, unenforceable, or contrary to or inconsistent with any applicable statute, rule or order of a court of competent jurisdiction or its inclusion in this Agreement as an operative provision would no longer render this Agreement void, voidable, illegal or unenforceable, that part shall be deemed to have been reinserted into this Agreement ipso facto as from the effective date of that cessation and shall be operative from that date.

SCHEDULE

Granted Tenements

Tenement Number
E70/2446
E70/2463
E70/2560
E70/2561
E70/2636

Tenement Applications

Tenement Number
ELA 70/2447
ELA 70/2636
ELA 70/2643
ELA 70/2644
ELA 70/2669
ELA70/2898
PLA 70/1432
PLA 70/1433
PLA 70/1434
PLA 70/1435
PLA 70/1436
PLA 70/1437
PLA 70/1438
PLA 70/1439
PLA 70/1440
PLA 70/1441
PLA 70/1442
ELA(TAS) 56/2004

EXECUTED by the Parties as an Agreement:

Signed for and on behalf of)
METAL SANDS PTY LTD)
in accordance with Section 127 of the)
Corporations Act)

Signature of *Director/*Sole Director and Sole Company Secretary

Signature of *Director/*Secretary (if second signature required)

Signed for and on behalf of)
Metal Sands Australia Pty Ltd)
in accordance with Section 127 of the)
Corporations Act)

Signature of *Director/*Sole Director and Sole Company Secretary

Signature of *Director/*Secretary (if second signature required)